SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934 (Amendment No. )


Filed by the registrant / /

Filed by a party other than the registrant /X/

Check the appropriate box:

         /X/     Preliminary Proxy Statement
         / /     Confidential, for Use of the Commission Only (as permitted by
                 Rule 14a-6(e)2))
         / /     Definitive Proxy Statement
         / /     Definitive Additional Materials
         / /     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12



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                  (Name of Registrant as Specified in Charter)


                            THE FULL VALUE COMMITTEE
--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)


         Payment of filing fee (check the appropriate box):

         /X/      No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2)      Aggregate number of securities to which transaction applies:

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         (3)      Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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         (4) Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         / /      Fee paid previously with preliminary materials.


         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:



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         (2)      Form, Schedule or Registration Statement no.:



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         (3)      Filing Party:



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         (4)      Date Filed:

                         CONSENT SOLICITATION STATEMENT
                                       OF
                            THE FULL VALUE COMMITTEE


                  This Consent Solicitation Statement (the "Consent Statement") and the accompanying form of written consent are furnished by The Full Value Committee (the "Committee") in connection with the solicitation by the Committee of written consents from the holders of common stock, $1.00 par value per share (the "Common Stock"), of Aydin Corporation, a Delaware corporation (the "Company"), to take the following action (the "Proposal"), without a meeting of stockholders, as permitted by Delaware law:

                  (1) Remove all of the incumbent members of the Company's Board of Directors without cause, other than I. Gary Bard, including the removal of Ira Brind, Dr. Nev A. Gokcen, and Harry D. Train, II, and any person or persons elected to the Board of Directors by the Directors to fill any vacancy arising since the last annual meeting of stockholders, or newly created directorship;

                  (2) Elect the Committee's nominees (Warren G. Lichtenstein, Robert Frankfurt and Mark E. Schwarz) to the Company's Board of Directors.

                  Approval of the Proposal requires the written consent of a majority of the holders of Common Stock as of September 9, 1998 (the "Record Date"). Stockholders of record as of close of business on the Record Date will be entitled to one vote for each share of Common Stock (the "Shares"). The Committee has set October 15, 1998 as the goal for the submission of written consents; however, the last day for the submission of written consents to the Company under Delaware law will be November 9, 1998. Based on publicly available information filed by the Company with the Securities and Exchange Commission (the "SEC") as of July 31, 1998, there were 5,209,800 shares of Common Stock issued and outstanding.

         On the Record Date, the Committee was the beneficial owner of an aggregate of 620,700 shares of Common Stock which represented approximately 11.9% of the issued and outstanding shares of Common Stock.

         THE COMMITTEE BELIEVES THAT THE PLAN OUTLINED ABOVE AND DESCRIBED FURTHER HEREIN WILL DELIVER MAXIMUM VALUE FOR YOUR SHARES OF COMMON STOCK, ALTHOUGH THERE CAN BE NO ASSURANCES THAT THE PLAN WILL RESULT IN MAXIMUM VALUE; TO CARRY OUT THE PLAN THE COMMITTEE'S NOMINEES BELIEVE THAT THE INCUMBENT MEMBERS OF THE COMPANY'S BOARD OF DIRECTORS OTHER THAN MR. BARD MUST BE REPLACED. REPRESENTATION BY THE COMMITTEE'S NOMINEES CAN BE ACHIEVED ONLY IF THE PROPOSED CORPORATE ACTIONS ARE

ADOPTED. ACCORDINGLY YOU ARE URGED TO CONSENT TO THE REMOVAL OF THE INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS OTHER THAN MR. BARD AND TO THE ELECTION OF THE COMMITTEE'S NOMINEES (MESSRS. LICHTENSTEIN, FRANKFURT AND SCHWARZ) TO CONSTITUTE A MAJORITY OF THE BOARD OF DIRECTORS BY MARKING, SIGNING, DATING AND RETURNING PROMPTLY THE ENCLOSED WHITE CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

         Because a Consent to corporate action is effective only if executed by holders of record of a majority of the total number of shares outstanding on the Record Date, the failure to execute a consent has the same effect as a withholding of Consent for any proposal.

         If your shares of Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only such entity can execute a Consent with respect to your shares. Accordingly, please mark, date, and sign the enclosed WHITE Consent Card and return it to your broker or bank.

         The principal executive offices of the Company are located at 700 Dresher Road, Horsham, Pennsylvania 19044 and its telephone number is (215) 657-7510

                  This   Consent   Statement,   the   accompanying   letter   to
stockholders   and  the  WHITE  Consent  Card  are  first  being   furnished  to
stockholders on or about September [ ], 1998.

                                    IMPORTANT
                                    ---------

         Carefully review the Consent Statement and the enclosed materials. YOUR CONSENT IS IMPORTANT. No matter how many or how few shares you own, please vote FOR the removal of the stated members of the Company's Board of Directors and the election of the Committee's nominees for director by so indicating and by signing, marking, dating and mailing the enclosed WHITE Consent Card promptly.

         If you own shares of the Company but your stock certificate is held for you by a brokerage firm, bank or other institution, it is very likely that the stock certificate is actually in the name of such brokerage firm, bank or other institution. If so, only such entity can execute a BLUE Consent and vote your shares of Common Stock. The brokerage firm, bank, or other institution holding the shares for you is required to forward consent materials to you and solicit your instructions with respect to the granting of consents; it cannot vote your shares unless it receives your specific instructions.

         If you have any questions about giving your consent or require assistance in voting your shares, please call:

                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                               New York, NY 10010
                            (212) 929-5500 (Collect)
                                       or
                          CALL TOLL FREE (800) 322-2885

                     THE FULL VALUE COMMITTEE AND ITS SLATE

         The Full Value Committee is composed of Warren G. Lichtenstein, Robert Frankfurt and Mark E. Schwarz, Warren G. Lichtenstein, Robert Frankfurt and Mark
E. Schwarz constitute its slate (the "Slate") for election to the Company's Board of Directors. Biographical data on the Slate is set forth below. The Committee was formed on or about September 3, 1998 to make the Proposal and undertake this consent solicitation. The Committee is an unincorporated association with its office at 150 East 52nd Street, 21st Floor, New York, NY
10022. Its telephone number is (212) 813-1500. The Committee's officers are Messrs. Lichtenstein, Frankfurt and Schwarz.

         Warren G. Lichtenstein (33) is one of the Committee's nominees for director. Mr. Lichtenstein has been the Chairman of the Board, Secretary and the Managing Member of Steel Partners, L.L.C. ("Steel LLC"), the general partner of Steel Partners II, L.P. ("Steel") since January 1, 1996. Prior to such time, Mr. Lichtenstein was the Chairman and a director of Steel Partners, Ltd. ("Former General Partner"), the general partner of Steel Partners Associates, L.P. ("Associates"), which was the general partner of Steel since 1993 and prior to January 1, 1996. For information regarding Steel and Steel LLC, see below under "Other Participants, Certain Agreements and Related Additional Information." Mr. Lichtenstein was the acquisition/risk arbitrage analyst at Ballantrae Partners, L.P., a private investment partnership formed to invest in risk arbitrage, special situations and undervalued companies, from 1988 to 1990. Mr. Lichtenstein is a director of the following publicly held companies: Gateway Industries, Inc., Rose's Holdings, Inc. and Saratoga Beverage Group, Inc. As of the Record Date, Mr. Lichtenstein beneficially owned 492,600 shares of the Common Stock of the Company, all of which were owned by Steel. The business address of Mr. Lichtenstein is 150 E. 52nd Street, 21st Floor, New York, New York 10022. For information regarding Mr. Lichtenstein's purchases and sales of shares of the Common Stock of the Company during the past two years, see
Schedule I.

         In late 1995, Steel commenced a proxy solicitation to replace the incumbent directors of Medical Imaging Centers of America, Inc. ("MICA"). Thereafter, MICA initiated an action against Steel, Warren Lichtenstein, and others in the United States District Court for the Southern District of California, Medical Imaging Centers of America, Inc. v. Lichtenstein, et al, Case No. 96-0039B. On February 29, 1996, the Court issued an Order granting, in part, MICA's motion for a preliminary injunction on the grounds that plaintiff had demonstrated a probability of success on the merits of its assertion that defendants had violated Section 13 of the Securities Exchange Act of 1934. Under the Court's preliminary injunction, defendants in the action were enjoined from voting certain of their shares at MICA's annual meeting of shareholders, except pursuant to a formula under which they would be voted in the same proportion as other votes cast at the meeting. The Court declined to adjourn the annual meeting of shareholders. At the meeting, Steel received sufficient votes to elect its nominees to the Board of MICA, after giving effect to the Court's preliminary injunction. The parties thereafter settled their differences pursuant to an agreement under which MICA agreed to initiate an auction process which, if not concluded within a certain time period, would end and thereafter the designees of Steel would assume control of the Board of MICA. MICA was ultimately sold for $11.75 per share, as contrasted with the price of $8.25 per share, representing the closing price on the day prior to the initiation of Steel's proxy solicitation.

         Robert Frankfurt (33) is one of the Committee's nominees for director. Mr. Frankfurt graduated from the Wharton School of Business in 1987 with a B.S. in Economics. Mr. Frankfurt began his career as a financial analyst in the mergers and acquisitions department of Bear, Stearns & Co., Inc. In 1989, Mr. Frankfurt joined Hambro Bank America as an associate focused on micro-cap and cross-border merger and acquisition transactions. In 1992, Mr. Frankfurt began consulting with various entities on proposed international and domestic transactions including a number of acquisition projects for Steel LLC. Mr. Frankfurt joined Steel LLC in 1995 after completing his MBA at the Anderson Graduate School of Management at UCLA, where he was a Venture Capital Fellow. As of the Record Date, Mr. Frankfurt does not beneficially own shares of the Common Stock of the Company. The business address of Mr. Frankfurt is 150 E. 52nd Street, 21st Floor, New York, New York 10022.

         Mark E. Schwarz (37) is one of the Committee's nominees for director. Mr. Schwarz is Vice President and Manager of Sandera Capital, L.L.C. ("Sandera L.L.C."), a private investment firm, since 1995. Prior to such time Mr. Schwarz was a securities analyst and portfolio manager for SCM Advisors, L.L.C. a registered investment advisor, from 1993 to 1996. Mr. Schwarz is also the sole general partner of Newcastle Partners, L.P. ("Newcastle"), a private investment firm, since 1993. As of the Record Date, Mr. Schwarz beneficially owned 128,100 shares of the Common Stock of the Company. The business address of Mr. Schwarz is 1601 Elm Street, Suite 4000, Dallas, Texas 75201. For information regarding Mr. Schwarz's purchases and sales of shares of the Common Stock of the Company during the past two years, see Schedule I.

         For further information concerning the plans of the Full Value Committee and its Slate, see "The Plans of the Full Value Committee."

         The Full Value Committee, together, beneficially owned 620,700 shares of Common Stock as of the Record Date, representing 11.6% of the issued and outstanding shares of Common Stock.

         Each of the nominees has consented to serve as a director and, if elected, intends to discharge his duties as director of the Company in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors. By executing a WHITE Consent Card, each Stockholder will revoke any prior consent and will not be voting his or her shares for the nominees of the Company's management.

                      THE PLANS OF THE FULL VALUE COMMITTEE

         The Committee was formed to solicit consents to elect a slate of candidates to replace the current directors of the Company other than I. Gary Bard, the Chairman and Chief Executive Officer of the Company. Members of the Committee have beneficially owned shares of the Company's common stock since July 1996. In making their initial investment, the members of the Committee believed there were unexploited opportunities to increase the value of these shares. The members of the Committee now believe that the Company's business strategy, including its recent efforts to evaluate strategic alternatives, is not the best course of action for the Company's stockholders.

         Accordingly, the Committee believes that the market price of the Common Stock does not reflect the underlying value of the Company and believes that the sale of the Company may be in the best interests of the Company's stockholders. For example, on September 8, 1998, the closing price of the Company's Common Stock was $8.1875 per share, while the book value of the Company at June 30, 1998 was more than $12.50 per share, according to Company's Quarterly Report on Form 10-Q. In May, 1996, when I. Gary Bard was hired as Chairman of the Board and Chief Executive Officer of the Company, the Company's Common Stock was trading at over $14.00 per share. Based on the closing price of the Company's common stock as of September 8, 1998, it has declined over 40% in value since that time. In addition, the Company has shown a net loss of almost $24,000,000 for the first half of 1998, as well as a 15% decline in net sales revenues from the same period in 1997.

         For these and other reasons, the Committee has concluded that the most attractive opportunity for increasing the value of the Company's Common Stock, on a present value basis, is through the sale of the Company. The only means by which the Committee can ensure the Board of the Company acts to pursue this objective is to have certain directors of the Company removed and replaced with a majority of directors committed to pursuing the sale of the Company in a manner which will give the Company's stockholders the greatest return on their investment. In that regard the Committee was formed to seek the removal of Ira Brind, Dr. Nev A. Gokcen and Harry D. Train, II., without cause, and the election of Warren G. Lichtenstein, Robert Frankfurt and Mark E. Schwarz in their place. Upon the consummation of such actions, the Slate will take all necessary action to pursue the sale of the Company.

         The Committee believes that the sale of the Company will produce more favorable financial results to the stockholders of the Company than the continued operation of the Company by current management. No assurance can be given that a sale of the Company can be accomplished or would produce more favorable financial results or result in achieving full value for stockholders. The Committee has not made any contact with any potential acquirors of the Company or solicited any offers from any potential acquirors of the Company. Nor has it conducted an appraisal of the assets of the Company in order to determine a fair price for such a sale.

         In the event the Proposal is passed and the Slate is elected, the Slate has committed to use its best efforts, among other things, to effectuate a sale of the Company. No assurance can be given that the Slate will be able to implement its plan. The Committee could, however, in the future, based upon an evaluation of the Company's operations and future plans, decide to pursue another course of action. It is not currently contemplated that any of the Committee's nominees for director or any of their affiliates will participate in any transaction with the Company other than in their capacity as a stockholder.

         If the Committee's nominees are elected, they have no current plans to terminate the employment of any of the Company's current officers. The Committee is not aware of any employment agreement or material agreement to which the Company is a party, the termination or terms of which would be adversely affected by the election of the Slate or sale of the Company, except for the termination provisions as set forth in "Other Matters - Employment Agreements."

Employment Agreements

         The following description of certain employment agreements between the Company and its executive officers is summarized in the Company's proxy statement dated May 1, 1998 and other publicly available documents.

I. GARY BARD

         On July 25, 1996, the Board of Directors approved the recommendations of the Executive Compensation Committee regarding an Employment Agreement between the Company and Mr. Bard, effective as of May 6, 1996, employing Mr. Bard as Chairman of the Board and Chief Executive Officer of the Company. The terms of the agreement is for five years and, unless notice of termination is given by either party within six months prior to its termination date, is automatically extended for an additional one-year term. The Company has the right to terminate the agreement during its term but only for "cause (as defined in the Agreement), and Mr. Bard may terminate his employment during its term for "Good Reason" (e.g. a change of his position as Chairman and CEO without his consent) or in the event of a "Change in Control" (e.g., merger, consolidation, reorganization, sale, lease, exchange or other disposition of Company assets or capital stock of more than 50%, other than to or with EA Industries, Inc.

         The Company agreed to (i) pay an annual base salary of $290,000; (ii) review the base salary at the end of each fiscal year and increase it as the Board may determine; (iii) pay a bonus of 20,000 Shares in consideration of Mr. Bard's execution of the Agreement; (iv) loan Mr. Bard an amount sufficient to pay all income taxes payable by him in respect to issuance of the 20,000 bonus shares by the Company, with interest at the lesser of 10%or prime, repayable in five years, secured by a pledge of the 20,000 shares; (v) grant him a stock option to purchase up to 150,000 shares of the Company's Common Stock, with an exercise price equal to the fair market value of the Company's Stock on the date the option was granted by the Board; (vi) permit him to participate in a bonus plan to be established by the Company and,pending adoption of such a bonus plan, pay him a bonus of up to 80% of his base salary upon satisfaction of Board-approved objectives; (vii) permit him to participate in the Company's insurance, health, stock option and other employee benefit plans; and (viii) provide Mr. Bard with an automobile or a monthly car allowance at the Company's option.In the event the agreement is terminated by the Company, other than for "Cause" or Mr. Bard terminates the agreement within one year after an event that would constitute "Good Reason" or a"Change in Control", the Company is obligated to pay (i) the pro-rata portion of any bonus due and (ii) the then base salary for the shorter of three years or until the initial term of the agreement expires. All obligations of the Company terminate upon the death of Mr. Bard except for the payment of any accrued and unpaid compensation at time of death. In the event of his total disability, as determined under the agreement, the Company's obligations under the agreement terminate upon the payment to Mr.Bard of one-half of his then annual base salary.

         On February 6, 1998, the Board of Directors approved the recommendation of the Executive Compensation Committee and extended Mr. Bard's contract for an additional two years.

JAMES R. HENDERSON

         On July 25, 1996, the Board of Directors approved the Employment Agreement between the Company and Mr. Henderson, effective as of July 8, 1996, employing Mr. Henderson as Vice President and Chief Financial Officer of the Company. The agreement provides (i) a term of two years; (ii) an annual base salary of $135,000; (iii) review of base salary at the end of each fiscal year;
(iv) a grant of an option to purchase Company Common Stock, the amount and terms as determined by the Board of Directors; (v) participation in an incentive bonus plan to be established by the Company, with the opportunity to earn up to 50% of his base salary, with a guarantee of at least $30,000 in the first year; (vi) reimbursement of relocation expenses, including closing costs on the sale of his out-of-state home and the purchase of a similar home in Pennsylvania, mortgage placement points, real estate transfer taxes and moving expenses; and (vii) participation in the Company's insurance, health, stock option, and other employee benefit plans. In the event the agreement is terminated by the Company prior to the expiration of two years as a result of any merger, acquisition diversification, reorganization or similar circumstances, the Company is obligated to pay the then base salary until the initial term of the agreement expires.

H. BARRY MASER

         On October 25, 1996, the Board of Directors approved the Employment Agreement between the Company and Mr. Maser, effective November 4, 1996, employing Mr. Maser as Vice President of Business Development of the Company. The agreement provides (i) a term of two years; (ii) an annual base salary of $175,000; (iii) a grant of an option to purchase up to 50,000 shares of the Company's Common Stock, with an exercise price equal to the fair market value of the Company Stock on the date the option is granted; (iv) participation in an incentive bonus plan with the opportunity to earn up to 70% of his base salary, with a guarantee of at least $75,000 in the first year; (v) payment of a bonus of 10,000 shares of the Company's Common Stock, vesting on a pro-rata basis over a four-year period, in consideration of Mr. Maser's execution of the agreement;
(vi) a monthly car allowance; and (vii) participation in the Company's insurance, health, stock option, and other employee benefit plans. In the event the agreement is terminated by the Company prior to the expiration of two years as a result of any merger, acquisition, diversification, reorganization, or any other similar circumstances, the Company is obligated to pay the then base salary until the initial term of the Agreement expires or 12 months from the date of termination, whichever is longer.

                               CONSENT PROCEDURES

General; Effectiveness of Consents

         The Company is a Delaware corporation and is, therefore, subject to the Delaware GCL. Section 228 of the Delaware GCL provides that, unless otherwise provided in the certificate of incorporation of a corporation, any action required to be or that may be taken at meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if written consents, setting forth the action so taken, are signed and delivered to the corporation by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Charter of the Company does not prohibit stockholder action by written consent. While Article II, Section 11 of the Bylaws of the Company purport to prohibit stockholder action by less than unanimous written consent, the Committee has been advised by counsel that in the absence of a corresponding charter provision, the restriction in the Bylaws is superfluous and of no legal effect.

         The Proposal will become effective when the Committee submits to the Company properly completed, unrevoked and effective WHITE Consent Cards (or other forms of consent) indicating consent to the Proposal, signed by the holders of record on the Record Date of a majority of the Shares outstanding as of the Record Date. Under Section 228 of the Delaware GCL, such consents must be delivered within 60 days of the earliest dated consent delivered to the Company, which was September 9, 1998; accordingly, this consent solicitation must be completed by November 9, 1998. However, the Committee has established October 15, 1998 as the goal for the submission of written consents to the Committee. If the Proposal is adopted pursuant to this consent solicitation, prompt notice will be given pursuant to Section 228(d) of the Delaware GCL to stockholders who have not executed and returned a WHITE Consent Card.

         Because the Proposal will become effective only if executed consents are returned by holders of record on the Record Date of a majority of the Shares then outstanding, the following actions will have the same effect as withholding consent to the Proposal: (a) failing to execute and return a WHITE Consent Card or (b) executing and returning a written consent marked consent "WITHOUT CONSENT" or "ABSTAINS" as to each Proposal. If returned WHITE Consent Cards are executed and dated but not marked with respect to the Proposal, the stockholder returning such card will be deemed to have consented to the Proposal.

Procedural Instructions

         If a stockholder is a record holder of Shares as of the close of business on the Record Date, such stockholder may elect to consent to, withhold consent to or abstain with respect to a Proposal by marking the "CONSENTS", "WITHHOLDS CONSENT" or "ABSTAINS" box, as applicable, underneath the Proposal on the accompanying WHITE Consent Card and signing, dating and returning it promptly in the enclosed postage-paid envelope.

         UNDER THE DELAWARE GCL, ONLY STOCKHOLDERS OF RECORD ON THE RECORD DATE ARE ELIGIBLE TO GIVE THEIR CONSENT TO THE PROPOSAL. THEREFORE, EACH STOCKHOLDER IS URGED, EVEN IF SUCH STOCKHOLDER HAS SOLD ITS SHARES SUBSEQUENT TO THE RECORD DATE, TO GRANT ITS CONSENT PURSUANT TO THE ENCLOSED WHITE CONSENT CARD WITH RESPECT TO ALL SHARES HELD AS OF THE RECORD DATE. A STOCKHOLDER'S FAILURE TO CONSENT MAY ADVERSELY AFFECT THOSE WHO CONTINUE TO BE STOCKHOLDERS. IN ADDITION, ANY STOCKHOLDER OWNING SHARES BENEFICIALLY (BUT NOT OF RECORD), SUCH AS A PERSON WHOSE OWNERSHIP OF SHARES IS THROUGH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION, SHOULD CONTACT THAT BROKER, BANK OR FINANCIAL INSTITUTION WITH INSTRUCTIONS TO EXECUTE THE WHITE CONSENT CARD ON SUCH STOCKHOLDER'S BEHALF OR TO HAVE THE BROKER, BANK OR FINANCIAL INSTITUTION'S NOMINEE EXECUTE THE CONSENT. EACH STOCKHOLDER IS URGED TO ENSURE THAT THE RECORD HOLDER OF SUCH STOCKHOLDER'S SHARES MARKS, SIGNS, DATES AND RETURNS THE ENCLOSED WHITE CONSENT CARD AS SOON AS POSSIBLE. EACH STOCKHOLDER IS FURTHER URGED TO CONFIRM IN WRITING ANY INSTRUCTIONS GIVEN AND PROVIDE A COPY THEREOF TO THE COMMITTEE IN CARE OF MACKENZIE PARTNERS, SO THAT THE COMMITTEE MAY ALSO ATTEMPT TO ENSURE SUCH INSTRUCTIONS ARE FOLLOWED.

Revocation of Consents

         Executed written consents may be revoked at any time, provided that a written, dated revocation which clearly identifies the consent being revoked is executed and delivered either to (a) the Committee in care of MacKenzie Partners, 156 Fifth Avenue, New York, NY 10010, or (b) the principal executive offices of the Company at 700 Dresher Road, Horsham, Pennsylvania 19044 prior to the time that the Proposal becomes effective. A revocation may be in any written form validly signed by the record holder as of the Record Date as long as it clearly states that the written consent previously given is no longer effective. The Committee requests that a copy of any revocation sent to the Company also be given to MacKenzie Partners at the above address so that the Committee may more accurately determine if and when written consent to each Proposal has been received from the holders of record on the Record Date of a majority of the Shares then outstanding. THE COMMITTEE URGES YOU NOT TO SIGN ANY REVOCATION OF CONSENT CARD WHICH MAY BE SENT TO YOU BY THE COMPANY. IF YOU HAVE DONE SO, YOU MAY REVOKE THAT REVOCATION OF CONSENT BY DELIVERING A LATER DATED WHITE CONSENT CARD TO THE COMMITTEE, C/O MACKENZIE PARTNERS, OR TO THE SECRETARY OF THE COMPANY.

                                  OTHER MATTERS

Participant Information

         Mr. Lichtenstein beneficially owns 492,600 shares of Common Stock; Mr. Frankfurt does not beneficially own any shares of Common Stock; Mr. Schwarz beneficially owns 128,100 shares of Common Stock and the Committee beneficially owns 620,700 shares of Common Stock. Collectively, the Committee beneficially owns 11.9% of the Shares. No participant owns any securities other than shares of Common Stock and no participant owns any such shares of record but not beneficially.

         The costs of the Committee's consent solicitation will be borne by Steel. The Committee presently intends to seek reimbursement from the Company for its reasonable expenses in connection with this Consent solicitation and does not expect to submit such matter to a vote of security holders, unless required by law.

         The general partner of Steel is Steel LLC, a Delaware limited liability company. The principal business of Steel is investing in the securities of micro-cap companies. The principal business address of Steel and Steel LLC is 150 East 52nd Street, 21st Floor, New York, New York 10022. Warren G. Lichtenstein is Chairman of the Board, Secretary and the Managing Member of Steel LLC. As of the Record Date, Steel was the beneficial owner of 492,600 shares of the Common Stock of the Company. Steel LLC does not beneficially own any shares of the Common Stock of the Company on the Record Date, except by virtue of their role in Steel. For information regarding Steel's purchases and sales of shares of the Common Stock of the Company during the past two years, see Schedule I.

         Sandera L.L.C. is the general partner of Sandera Capital Management, L.P., ("SCM") a Texas limited liability company. SCM is the general partner of Sandera Partners, L.P. ("Sandera"), a Texas limited partnership. Newcastle is a Texas limited partnership. The principal business of Sandera L.L.C., SCM, Sandera and Newcastle is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of Sandera L.L.C., SCM and Sandera is 1601 Elm Street, Suite 4000, Dallas, Texas 75201. The principal business address of Newcastle is 4650 Cole Avenue, Suite 331, Dallas, Texas 75205. Mark E. Schwarz is the Vice President and manager of Sandera L.L.C. and the sole general partner of Newcastle. As of the Record Date, Sandera was the beneficial owner of 125,000 shares of Common Stock of the Company and Newcastle was the beneficial owner of 3,100 shares of Common Stock of the Company. Sandera L.L.C. does not beneficially own any shares of the Common Stock of the Company on the Record Date, except by virtue of its role in Sandera. For information regarding the purchases and sales of shares of the Common Stock of the Company during the past two years by Sandera and Newcastle, see Schedule I.

         The Board of Directors of the Company has a single class of directors. At each annual meeting of Stockholders, the directors are elected to a one-year term. The slate of nominees proposed by the Committee, if elected, would serve as directors for the term expiring in 1999 or until the due election and qualification of their successors. The Committee has no reason to believe any of its nominees will be disqualified or unable or unwilling to serve if elected. The Committee has agreed to indemnify the members of the Slate, and to reimburse each of them for their reasonable out-of-pocket expenses for each of their efforts in connection with the solicitation.

         Except as described herein and in the attachments hereto, no member of the Committee, the Slate of nominees or any of their associates, (i) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company's last fiscal year or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $60,000, (ii) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof,
(iii) is the record owner of any securities of the Company of which it may not be deemed to be the beneficial owner, (iv) has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, (v) has any arrangements or understandings with any nominee pursuant to which such nominee was selected as a nominee and there exist no such agreements or understandings between any nominee and any other person, or (vi) has any agreement or understanding with respect to future employment by the Company or any arrangement or understanding with respect to any future transactions to which the Company will or may be a party.

         See Schedule II for information regarding persons who beneficially own more than 5% of the Common Stock and the ownership of the Common Stock by the management of the Company.

                              SOLICITATION EXPENSES

         Consents may be solicited by members of the Committee and by its Slate by mail, telephone, telegraph and personal solicitation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of the Common Stock that such institutions hold of record. The Committee will reimburse such institutions for their reasonable out-of-pocket expenses.

         The entire expense of preparing and mailing this Consent Solicitation Statement and any other soliciting material and the total expenditures relating to the consent solicitation (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, consultants, accountants, public relations, transportation and litigation) will be borne by the Committee, with funds provided by Steel.

         The Committee has retained MacKenzie Partners, Inc. ("MacKenzie Partners") to assist in the solicitation of consents and for related services. The Committee has agreed to pay MacKenzie Partners a fee estimated at [$25,000] and has agreed to reimburse it for its reasonable out-of-pocket expenses. Approximately [35] persons will be used by MacKenzie Partners in its solicitation efforts.

         The Committee estimates that its total expenditures relating to the solicitation of consents will be approximately [$100,000]. Total cash expenditures to date relating to this solicitation have been less than $5,000. In addition to the use of the mails, consents may be solicited by the Committee and MacKenzie Partners by telephone, telegram and personal solicitation, for which no additional compensation will be paid to those persons engaged in such solicitation. The Committee presently intends to seek reimbursement from the Company for its reasonable expenses in connection with this solicitation and does not expect to submit such matter to a vote of security-holders, unless required by law.

                                   SCHEDULE I

                Transactions in the Shares for the Last Two Years





   Shares of Common            Price Per                   Date of
Stock Purchased/(Sold)           Share                  Purchase/Sale
----------------------           -----                  -------------

                             STEEL PARTNERS II, L.P.
                             -----------------------

        1,200                   9.92000                  1/20/97

        1,300                   9.92000                  1/21/97

          500                  10.58000                  1/23/97

        1,000                  10.42500                  1/23/97

        7,500                  10.55000                  1/24/97

        2,000                  10.80000                  1/31/97

        2,700                  10.92500                   2/3/97

        2,500                  10.92500                   2/4/97

       20,500                  11.85000                   2/5/97

        6,900                  11.17500                   2/7/97

        7,000                  11.30000                  2/12/97

        1,000                  11.30000                  2/13/97

        1,000                  11.30000                  2/14/97

        5,500                  11.17500                  2/18/97

          200                  11.17500                  2/19/97

        2,000                  11.17500                  2/20/97

        3,000                  11.00830                  2/28/97

          200                  10.54500                  4/16/97

       14,000                   9.02214                  6/05/98

        2,200                   9.04500                  6/11/98

       24,000                   8.94500                  6/12/98

        1,000                   8.91500                  6/17/98

       17,800                   8.90185                  6/18/98

        2,000                   8.92000                  6/19/98

        4,000                   8.95125                  6/22/98

       14,000                   8.89057                  6/24/98

       32,000                   8.85450                  6/25/98

        5,500                   8.81230                  6/26/98

       29,000                   8.65830                  7/01/98

       10,000                   8.54500                  7/02/98

        3,000                   8.58500                  7/06/98

        5,000                   8.46000                  7/07/98

       15,100                   8.41360                  7/08/98

        9,000                   8.33500                  7/09/98

        5,000                   8.29750                  7/13/98

        2,000                   8.33500                  7/14/98

       84,500                   7.69293                  7/30/98

       15,000                   7.53830                  7/31/98

       46,000                   7.57500                   8/3/98

       56,000                   7.42990                   8/4/98

       12,700                   7.58000                   8/5/98

          900                   7.85250                   8/6/98

        2,000                   7.87258                   9/1/98

       14,900                   8.14441                   9/2/98




   Shares of Common            Price Per                   Date of
Stock Purchased/(Sold)           Share                  Purchase/Sale
----------------------           -----                  -------------
                             SANDERA PARTNERS, L.P.
                             ----------------------

          500                  11.71500                   9/2/97

          200                  12.01000                   9/3/97

        5,000                  12.31300                  9/11/97

        2,500                  12.06600                  10/6/97

       49,500                   8.31030                  7/10/98

        7,500                   8.24950                  7/13/98

        1,600                   8.31938                  7/15/98

        9,000                   8.31167                  7/16/98

        3,200                   8.37719                  8/14/98

       10,000                   8.56150                  8/17/98

        5,000                   8.62550                  8/18/98

        1,000                   8.63750                  8/19/98

        5,000                   8.62550                  8/20/98





   Shares of Common            Price Per                   Date of
Stock Purchased/(Sold)           Share                  Purchase/Sale
----------------------           -----                  -------------
                            Newcastle Partners, L.P.
                            ------------------------

       (1,000)                 9.20635                  12/31/96

         (500)                 9.20634                  12/31/96

        2,000                  8.18500                   7/10/98

          100                  8.50000                   8/27/98

          500                  7.99750                   8/28/98

          500                  7.99750                   8/28/98




                             WARREN G. LICHTENSTEIN
                             ----------------------

                                      NONE1

                                ROBERT FRANKFURT
                                ----------------

                                      NONE

                                 MARK E. SCHWARZ
                                 ---------------

                                      NONE2
--------------------
     1        By virtue of his  position  with  Steel  Partners  II,  L.P.,  Mr.
              Lichtenstein has the power to vote and dispose of the Company's shares owned by Steel Partners II, L.P. Accordingly, Mr. Lichtenstein is considered the beneficial owner of the shares of the Company owned by Steel Partners II, L.P.

     2        By virtue of his  position  as the  manager  of  Sandera  Capital,
              L.L.C.,   which  is  the  General   Partner  of  Sandera   Capital
              Management, L.P., which is the General Partner of Sandera Partners, L.P., and his position as the sole General Partner of Newcastle Partners, L.P., Mr. Schwarz is considered the beneficial owner of the shares of the Company owned by both Sandera Partners, L.P. and Newcastle Partners, L.P.

                                   SCHEDULE II

         SHARES HELD BY COMPANY'S MANAGEMENT AND 5% OR GREATER HOLDERS

         As of March 3, 1998, the directors and executive officers of the Company beneficially owned (within the meaning of the rules under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) 398,366 Shares (or approximately 7.6% of the Shares reported as outstanding on such date). The foregoing information has been obtained from the Company's definitive proxy statement dated May 1, 1998.

         Based on information obtained from the Company's definitive proxy statement dated May 1, 1998, and more recent Schedule 13D and Schedule 13G filings, the following table shows the only entities which owned more than 5% of the outstanding Shares as of the dates indicated.

                                     Number of Shares
                                           Owned               Percentage of
    Name and Address                 Beneficially and           Outstanding
  of Beneficial Owner                    of Record               Shares (1)
--------------------------         ---------------------      ----------------

The Full Value Committee
150 East 52nd Street 21st Floor
New York, NY 10022                         620,700(2)             11.9%

Franklin Resources, Inc.
777 Mariners Island Boulevard
San Mateo, CA 94404                        499,400(3)              9.6%

Steel Partners II, L.P.
150 East 52nd Street 21st Floor
New York, NY 10022                         492,600(4)              9.5%

SoGen International Fund, Inc.
1221 Avenue of the Americas
New York, NY 10020                         375,000(5)              7.2%

The TCW Group, Inc.
865 South Figueroa Street
Los Angeles, CA 90017                      373,100(6)              7.2%

Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401                     299,150(7)              5.7%


-------------
(1) Based on information furnished by the stockholder except as otherwise provided.
(2) As of September 3, 1998. The Full Value Committee is deemed to have beneficial ownership of 620,700 shares, 492,600 of which are held by Steel Partners II, L.P.,

         125,000 of which are held by Sandera Partners, L.P. and 3,100 of which are held by Newcastle Partners, L.P.
(3) As of January 16, 1998. According to the Schedule 13G filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, Inc., these shares are beneficially owned by one or more investment companies or other managed accounts that are advised by investment advisory subsidiaries of Franklin Resources, Inc. Sole voting and dispositive power is held by Franklin Advisory Services, Inc.
(4)      As of September 3, 1998. Sole voting and investment power.
(5) As of June 10, 1998. According to the Schedule 13G filed by SoGen International Fund, Inc. (the "Fund") and its investment advisor, Societe Generale Asset Management Corporation, these shares were acquired by the Fund as beneficial owner for investment only. Shared voting and dispositive power.
(6) As of February 12, 1998. According to the Schedule 13G filed by The TCW Group, Inc. and Robert Day, these shares were acquired for investment in the ordinary course of business. Sole voting and dispositive power.
(7) As of February 9, 1998. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 299,150 shares of Aydin Corporation stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional has sole voting power as to 198,600 of these shares, shared voting power as to 100,550 shares and sole investment power as to 299,150 shares. Dimensional disclaims Beneficial Ownership of all such shares.

         Other than as set forth in the preceding paragraph, although the Committee does not have any information that would indicate that any information contained in this Consent Statement that has been taken from the Company's proxy statement dated January 30, 1997 or any other document on file with the Securities and Exchange Commission is inaccurate or incomplete, the Committee does not take any responsibility for the accuracy or completeness of such information.

                                    IMPORTANT


         1. If your shares are kept at your brokerage firm or bank, and they are registered in your brokerage firm's or your bank's name, please send back only the Committee enclosed WHITE Consent Card in the special envelope provided.

         2. If your shares are registered in your own names, please sign, date and return the enclosed WHITE Card to MacKenzie Partners.

         3. Time is critically short. Only your latest dated WHITE Consent Card will count.


         4. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE Consent Card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a WHITE Consent Card to be signed representing your shares.

         If you have any questions about giving your consent or require assistance in voting your shares, please call:

                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                               New York, NY 10010
                            (212) 929-5500 (Collect)
                                       or
                          CALL TOLL FREE (800) 322-2885

                                  CONSENT CARD

                        Consent by Stockholders of Aydin
                        --------------------------------
                     Corporation To Action Without a Meeting
                     ---------------------------------------

THIS CONSENT IS SOLICITED BY THE FULL VALUE COMMITTEE

                  The undersigned, a stockholder of record of Aydin Corporation (the "Company") hereby consents, pursuant to Section 228 of the Delaware General Corporation Law, with respect to all shares of Common Stock, par value $1.00 per share, of the Company which the undersigned is entitled to vote in all capacities, to the following action without a meeting, without prior notice and without a vote:


          RESOLVED, that in the best interests of the Company, the removal of all of the incumbent members of the Company's Board of Directors without cause, other than I. Gary Bard, including the removal of Ira Brind, Dr. Nev A. Gokcen, and Harry D. Train, II, and any person or persons elected to the Board of Directors by the Directors to fill any vacancy arising since the last annual meeting of stockholders, or newly created directorship, is hereby approved.

      CONSENT                            CONSENT WITHHELD             ABSTAINS
------                             ------                        -----


          RESOLVED, that the nominees of the Full Value Committee, Warren G. Lichtenstein, Robert Frankfurt and Mark E. Schwarz, are hereby elected to the Board of Directors of the Company.

      CONSENT                            CONSENT WITHHELD             ABSTAINS
------                             ------                        -----

INSTRUCTIONS: To consent or withhold consent to, or abstain from, the foregoing resolutions check the appropriate box above.


                           --------------------------


                  If no box is marked with respect to each of the above resolutions, the undersigned will be deemed to consent to such resolutions.

(This Consent card is continued on the reverse side. Please mark, sign and date this Consent card on the reverse side before returning the Consent card in the enclosed envelope.)

                  IN  WITNESS   WHEREOF,   the  undersigned  has  executed  this
shareholder action on the date set forth below.


                               Date:
                                    -------------------------------------------



                               ------------------------------------------------
                               Signature of Stockholder



                               ------------------------------------------------
                               Signature (if held jointly)



                               ------------------------------------------------
                               Name and Title of Representative (if applicable)


                               IMPORTANT NOTE TO STOCKHOLDERS: Please sign exactly as your shares are registered. Joint owners should both sign. When signing as executor, trustee, administrator, guardian, officer of a corporation, attorney-in-fact or in any other fiduciary or representative capacity, please give your full name. This consent, when executed, will vote all shares held in all capacities. Be sure to date this Consent Card.

                          **THIS IS YOUR CONSENT CARD**